Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-226832, No. 333-217038 and No. 333-204500); Registration Statement on Form S-1 (No. 333-256448) and Registration Statement on Form S-3 (No. 333-258984) of Oncotelic Therapeutics, Inc. (formerly Mateon Therapeutics, Inc.) of our report dated April 14, 2023, relating to our audit of the consolidated financial statements of Oncotelic Therapeutics, Inc. (formerly Mateon Therapeutics, Inc.), which appears in this Annual Report on Form 10-K for the year ended December 31, 2022. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rose Snyder & Jacobs, LLP

Encino, California

April 14, 2023